Exhibit 99.1

KushCo Holdings, Inc. Reports Preliminary Fiscal Year 2018 Revenue of Approximately $51M

Strong fourth quarter sales growth sees KushCo Holdings expect to become first U.S. based publicly-traded company in the cannabis industry to generate over $51 million in revenue annually

GARDEN GROVE, Calif., September 18, 2018 – KushCo Holdings, Inc. (OTCQB: KSHB) (“KushCo” or the “Company”), the parent company of innovative cannabis industry leaders such as Kush Bottles, Kush Energy, The Hybrid Creative, and Koleto Packaging Solutions, which provide a range of services and products for the regulated cannabis, CBD and other related industries, announced today that the Company is expecting to report over $51 million in annual revenue for the fiscal year ended August 31st, 2018, representing an increase of approximately 171% compared with the fiscal year ended August 31st, 2017.

The record setting revenue numbers demonstrate the continued rapid growth of the Company, following a series of initiatives to drive organic growth, as well as strategic M&A activity. These efforts have allowed the Company to expand its product portfolio and implement a more efficient distribution platform. Key highlights powering this achievement include:

•	The launch of Kush Energy, a new division focused on supplying the cannabis industry with tested, ultra-high purity solvents and hydrocarbons.
•	The acquisition of Zack Darling Creative Associates and its wholly-owned subsidiary, The Hybrid Creative, which offers brand strategy, creative design and marketing, web application development, and e-commerce solutions to cannabis and non-cannabis clients.
•	The opening of several new distribution centers including Worcester, Massachusetts and Las Vegas, Nevada.
•	International expansion with launch of Kush Supply Co. Canada headquartered in Toronto.
•	The launch of Koleto Packaging Solutions, the research and development arm focused on developing innovative packaging products and creating Intellectual Property.

Nick Kovacevich, CEO and Chairman of KushCo Holdings noted “Our fiscal year 2018 revenue serves as a historic milestone, not just for KushCo Holdings, but for the entire cannabis industry. We believe that no U.S. based public cannabis-related company has ever before generated this level of annual sales revenue. Building on the Company’s year to date momentum, our expected fourth quarter achievement of approximate revenues in excess of $19 million is a testament to the highly innovative and strategic work by our team, completing and integrating key acquisitions, and the effectiveness of our sales model in meeting the evolving needs of the market. We are witnessing just how our scale allows us to leverage synergies which benefit both us and our great customers.”

“Crossing the $51 million revenue mark is another significant indicator that the U.S. cannabis space is now a legitimate industry, producing major revenues, employment, and tax income. As more and more states move towards legalization of medical and adult use cannabis programs, we expect the industry will continue to see rapid growth and a race amongst businesses to achieve the scale needed to serve this major industry,” added Mr. Kovacevich. “While we see our fiscal 2018 achievement as an important milestone for our company, heading into fiscal year 2019 we are going to continue to put our heads down, invest in our platform and focus on gaining market share, growing revenues, and building value for both customers and shareholders. In other words, we are just getting started.”

The Company did however experience growing pains associated with the significant growth witnessed during 2018. The Company expects to take a $1.8 million inventory adjustment charge resulting largely from opening multiple new distribution centers and the Company’s lack of a global warehouse management system. This situation will be addressed with software solutions being evaluated for implementation in the first half of the 2019 fiscal year.

To be added to the distribution list, please email ir@kushco.com with “Kush” in the subject line.

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Financial Information is Preliminary and May Be Subject to Change

The unaudited financial information presented in this press release is preliminary, and is based on management’s initial review of operations for the fiscal year ended August 31, 2018. The Company’s actual revenue for that period may differ materially from the preliminary estimated revenue described above based on a number of factors, including the Company’s independent public accounting firm’s audit review and the Company’s year-end and quarter-end closing procedures and audit procedures.

About KushCo Holdings, Inc.

KushCo Holdings, Inc. (OTCQB: KSHB) is the parent company to a diverse group of business units that are transformative leaders in the cannabis, CBD and other related industries. KushCo Holdings’ subsidiaries and brands provide exceptional customer service, product quality, compliancy knowledge and a local presence in serving its diverse customer base.

KushCo Holdings’ brands include Kush Bottles, a dynamic sales platform that is the nation’s largest and most respected distributor of packaging, supplies, and accessories, Kush Energy, which provides ultra-pure hydrocarbon gases and solvents to the cannabis and CBD sector, Hybrid Creative, a premier creative design agency for cannabis and non-cannabis ventures, and Koleto Packaging Solutions, the research and development arm driving intellectual property development and acquisitions.

Founded in 2010, KushCo Holdings has now sold more than 1 billion units and regularly services more than 5,000 legally operated medical and adult-use dispensaries, growers, and producers across North America, South America, and Europe. KushCo Holdings subsidiaries maintain facilities in the five largest U.S. cannabis markets as well as having a local sales presence in every major U.S. cannabis market.

KushCo Holdings strives to be the industry leader for responsible and compliant products and services in the legal cannabis and CBD industry. The Company has been featured in media nationwide, including CNBC, Los Angeles Times, TheStreet.com, Entrepreneur, and business magazine Inc. While KushCo Holdings services all facets of the cannabis and CBD industries, it has no direct involvement with the cannabis plant or any products that contain THC or CBD.

For more information, visit www.kushco.com or call (888)-920-5874.

Forward-Looking Statements

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent the Company’s current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect the opinions of the Company’s management only as of the date of this release. Please keep in mind that the Company is not obligating itself to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as: “potential,” “look forward,” “expect,” “believe,” “dedicated,” “building,” or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by the Company herein are often discussed in filings the Company makes with the United States Securities and Exchange Commission (SEC), available at: www.sec.gov, and on the Company’s website, at: www.kushco.com.

KushCo Holdings Contacts

Media Contact:
Anne Donohoe / Nick Opich
KCSA Strategic Communications
212-896-1265 / 212-896-1206
adonohoe@kcsa.com / nopich@kcsa.com

Investor Contact:
Phil Carlson / Elizabeth Barker
KCSA Strategic Communications
212-896-1233 / 212-896-1203
ir@kushco.com